Exhibit 99.1

Media Release Basel, Switzerland and Brisbane, California — 16th October, 2006

Roche and InterMune Sign Agreement to Collaborate on the Research,
Development and Commercialization of Hepatitis C Protease Inhibitors
Roche and InterMune Inc. (NASDAQ: ITMN) announced today that the companies have entered into an exclusive worldwide collaboration agreement to develop and commercialize products from InterMune’s HCV protease inhibitor program. The agreement includes InterMune’s lead candidate compound ITMN-191, expected to enter clinical trials before the end of the year. The companies will also collaborate on a research program to identify, develop and commercialize novel second-generation HCV protease inhibitors.
“This agreement with InterMune is part of our ongoing commitment to advancing therapies for hepatitis C patients,” said Peter Hug, Global Head of Pharma Partnering for Roche. “We believe that protease inhibitors may become an important new component of HCV treatments and we look forward to working with InterMune in the development of ITMN-191 and other potential compounds that may emerge from our collaboration.”
Dan Welch, President and Chief Executive Officer of InterMune commented: “We are very pleased to be partnering with Roche. We believe this partnership will help accelerate the development of ITMN-191 and future second-generation protease inhibitors, while allowing InterMune to share in the substantial value creation opportunity of this important program.”
Terms of the Agreement
Roche will exclusively license ITMN-191 and will have the right to exclusively license further HCV protease inhibitor development candidates resulting from the research
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F. Hoffmann-La Roche Ltd	CH-4070 Basel	Roche Pharma Partnering	Tel.: +41 61 688 9358
http://www.roche.com

collaboration. For ITMN-191, InterMune will conduct Phase I studies, and thereafter Roche will lead clinical development and commercialization. Upon closing, InterMune will receive from Roche an upfront payment of $60 million. In addition, assuming the successful development and commercialization of ITMN-191 in the U.S. and other countries, InterMune could potentially receive up to $470 million in milestones, including $35 million within the next 12 months. For ITMN-191, Roche will fund 67% of the global development costs and the companies will co-commercialize the product in the U.S. and share profits on a 50-50 basis. InterMune will receive royalties outside the U.S. InterMune may opt-out of either co-development or co-commercialization for ITMN-191 in which case InterMune would receive higher royalties on ex-U.S. sales, and royalties instead of profit sharing in the U.S.
The economic terms for ITMN-191 could also apply to additional compounds that InterMune and Roche develop and commercialize.
The transaction will close following the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.
About ITMN-191
InterMune has successfully completed preclinical toxicology and pharmacokinetic studies in multiple species in support of initiating Phase I clinical studies of ITMN-191 for the treatment of chronic HCV. The European Clinical Trial Authorization (CTA), which was submitted on September 26th, 2006, includes results of 28-day preclinical toxicology studies utilizing doses many-fold higher than those expected to be given to humans. These studies demonstrate that ITMN-191 has a favorable safety and toxicology profile, allowing the compound to be studied in clinical trials over a range of doses predicted to have antiviral efficacy. ITMN-191 has also demonstrated high in vitro potency and specificity in biochemical assays and in assays utilizing the HCV replicon system. Moreover, ITMN-191 displays a favorable cross-resistance profile, including significant potency against variants of the NS3/4A protease that are resistant to other HCV protease inhibitors currently in development. The preclinical pharmacokinetic results support the exploration of twice-daily oral dosing in HCV patients.

F. Hoffmann-La Roche Ltd	CH-4070 Basel	Roche Pharma Partnering	Tel.: +41 61 688 9358
http://www.roche.com

About HCV and HCV Protease Inhibitors
According to the Centers for Disease Control and Prevention (CDC), an estimated 3.9 million Americans (1.8%) have been infected with HCV, of whom 2.7 million are chronically infected. It is estimated that there are 170 million people worldwide afflicted with this disease. Currently available therapies are insufficient, creating a need for the development of novel therapeutic approaches. The HCV NS3/4 protease is an attractive drug target because of its potential involvement in viral replication and suppressive effects on host response to viral infection. Inhibitors of the HCV protease, such as ITMN-191, represent a promising new class of drugs for HCV and are likely candidates for use in combination with Pegasys and other HCV compounds in the Roche portfolio.
About Roche as a Partner
Roche is a valued partner to more than 60 companies worldwide. During the past two years, Roche has led the pharmaceutical industry in the number of clinical compound deals signed. In 2006 to date, Roche has entered into eight partnerships to jointly develop products for optimal patient benefit and value. Recent collaborations have complemented the company’s autoimmune disease franchise and oncology research pipeline, the latter being in line with a diagnostics collaboration strengthening Roche’s position in personalized medicines. This deal with InterMune adds to Roche’s hepatitis C portfolio and has the potential to bring important new treatment options to HCV patients.
About Roche
Headquartered in Basel, Switzerland, Roche is one of the world’s leading research-focused healthcare groups in the fields of pharmaceuticals and diagnostics. As a supplier of innovative products and services for the early detection, prevention, diagnosis and treatment of disease, the Group contributes on a broad range of fronts to improving people’s health and quality of life. Roche is a world leader in diagnostics, the leading supplier of medicines for cancer and transplantation and a market leader in virology. In 2005 sales by the Pharmaceuticals Division totalled 27.3 billion Swiss francs, and the Diagnostics Division posted sales of 8.2 billion Swiss francs. Roche employs roughly 70,000 people in 150 countries and has R&D agreements and strategic alliances with numerous partners, including majority ownership interests in Genentech and Chugai. Additional information about the Roche Group is available on the Internet (www.roche.com).

F. Hoffmann-La Roche Ltd	CH-4070 Basel	Roche Pharma Partnering	Tel.: +41 61 688 9358
http://www.roche.com

About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a pipeline portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes two Phase III programs evaluating possible therapeutic candidates for treatment of patients with IPF. The INSPIRE trial is evaluating Actimmune® (interferon gamma-1b) and the CAPACITY program is evaluating pirfenidone. The hepatology portfolio includes the lead HCV protease inhibitor compound, ITMN-191, a second-generation HCV protease inhibitor program, and a research program evaluating a new target in hepatology. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Conference Call and Webcast (Tuesday, October 17 at 8:30 a.m. ET)
InterMune will host a conference call tomorrow at 8:30 a.m. ET to discuss the collaboration with Roche. Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 706-634-0154 (international), and entering conference ID# 8455308. A replay of the webcast and teleconference will be available approximately three hours after the call.
To access the webcast, please log on to the InterMune website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The teleconference replay will be available for ten business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international) and entering the conference ID# 8455308. The webcast will be temporarily available on the company’s website.
Forward-Looking Statements
This press release contains forward-looking statements. Any statements in this press release about InterMune’s expectations, beliefs, plans, objectives, assumptions of future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, could, will, expect, anticipate, potentially, estimate, intend, plan and would. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, amounts to be received, levels of activity, performance or achievements to differ materially from any results, level of activity, performance or achievements expressed or

F. Hoffmann-La Roche Ltd	CH-4070 Basel	Roche Pharma Partnering	Tel.: +41 61 688 9358
http://www.roche.com

implied by any forward-looking statement. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from expectations and projections.
These forward-looking statements are subject to numerous risks and uncertainties. Some of the risks, assumptions, and uncertainties include but are not limited to, general industry conditions and competition; obtaining U.S. and other countries’ regulatory approvals; health care changes in the U.S. and other countries; unexpected outcomes; product efficacy or safety concerns; product manufacturing issues; successful marketing of the product if developed; superior products being brought to market; loss of key employees; government reimbursement issues; economic conditions; technological advances and patents attained by competitors; manufacturing and supply disruptions; challenges inherent in new product development, including obtaining regulatory approvals; challenges to patents by competitors or allegations that the product infringes the patents of third parties; U.S. and other countries’ health care reforms; governmental laws and regulations; product liability claims or litigation risks; governmental investigations; and trends toward health care cost containment. These risks and uncertainties also include the risks that clinical trials may not proceed as planned due to technical, scientific, or patient enrolment issues, or disagreements with regulatory authorities over trial design or other matters; that the scale and scope of future clinical and nonclinical studies may change and will be determined in significant part by data collected in ongoing and future trials; that further clinical studies may not reflect the results obtained in early clinical and nonclinical studies; that ongoing nonclinical studies, including toxicology studies, will yield currently unanticipated negative outcomes that could adversely affect planned clinical trials; that results from the clinical trials will be insufficient to support additional phase programs without additional trials and consequent delay in the timetable for potential approval; and that any potential product may not achieve sales sufficient to earn the royalties referenced above. The foregoing list sets forth many, but not all, of the factors that could impact upon the ability to achieve results described in any forward-looking statements. It is not possible to predict or identify all such factors and should not consider this list to be a complete statement of all potential risks and uncertainties. Neither company assumes any obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from those anticipated in forward-looking statements. You should not place undue reliance on any forward-looking statement. Past performance is not indicative of future results.
A further list and description of these risks, uncertainties and other risk factors for InterMune can be found in the section entitled “Risk Factors” in Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and other public periodic filings with the Securities and Exchange Commission. Copies of these Form 10-K filings, as well as subsequent and previous filings, including the most recent 10-Q filed with the SEC on August 8, 2006, are available online at www.sec.gov or at InterMune’s web site at http://www.intermune.com.

F. Hoffmann-La Roche Ltd	CH-4070 Basel	Roche Pharma Partnering	Tel.: +41 61 688 9358
http://www.roche.com

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Contacts:

Roche— Europe	InterMune

Ian Metcalfe	Investor Relations Dept, 415-466-2242, ir@intermune.com Media:

Roche Pharma Partnering	Pam Lord, Porter Novelli Life Sciences, 619-849-6003,

Tel: +41 61 688 7072	plord@pnlifesciences.com

ian.metcalfe@roche.com
ENDS

F. Hoffmann-La Roche Ltd	CH-4070 Basel	Roche Pharma Partnering	Tel.: +41 61 688 9358
http://www.roche.com